EXHIBIT 5.1

                              BOYER EWING & HARRIS
                                  INCORPORATED
                                    ATTORNEYS
                                The Coastal Tower
                         Nine Greenway Plaza, Suite 3100
                            HOUSTON, TEXAS 77046-0904
                                 (713) 871-2025
                             TELEFAX (713) 871-2024

                                  July 1, 1999


Castle Dental Centers, Inc.
1360 Post Oak Blvd., Suite 1300
Houston, Texas 77056

         Re: Distribution of up to 1,200,000 shares of Common Stock of Castle Dental Centers, Inc. pursuant to the 1996 Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan and the 1996 Castle Dental Centers, Inc. Non-Employee Directors' Plan

Gentlemen:

         We have acted as legal counsel for Castle Dental Centers, Inc., a Delaware corporation (the "Company"), in connection with the offer to certain of the directors, executive officers and other key employees and agents of the Company and its subsidiaries of a total of up to 1,200,000 shares of the Company's common stock, $.001 par value per share ("Common Stock"), issuable pursuant to the 1996 Castle Dental Centers, Inc. Omnibus Stock and Incentive Plan and the 1996 Castle Dental Centers, Inc. Non-Employee Directors' Plan (collectively, the "Plans").

         We have made such inquiries and examined such documents as we have considered necessary or appropriate for the purposes of giving the opinion hereinafter set forth, including the examination of executed or conformed counterparts, or copies certified or otherwise proved to our satisfaction of the following:

         (i) the Certificate of Incorporation of the Company as filed with the Secretary of State of Delaware, as amended to date;

         (ii)     the Bylaws of the Company as of the date of this opinion;

Castle Dental Centers, Inc.
July 1, 1999
Page 2

         (iii) the Company's Registration Statement on Form S-8, covering the Common Stock issuable pursuant to the Plans, to be filed with the Securities and Exchange Commission on July 1, 1999 ("Registration Statement");

         (iv)     the Plans; and

         (v) such other documents, corporate records, certificates and other instruments as we have deemed necessary or appropriate for the purpose of this opinion.

         We have assumed the genuineness and authenticity of all signatures on all original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies and the due authorization, execution, delivery or recordation of all documents where due authorization, execution or recordation are prerequisites to the effectiveness thereof.

         Based upon the foregoing, and having regard for such legal considerations as we deem relevant, we are of the opinion that:

         The Common Stock covered by the Registration Statement has been duly authorized and when issued and sold in accordance with the Plans, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.


                                              Very truly yours,

                                              Boyer, Ewing & Harris Incorporated


                                              By: /S/ JOHN W. MENKE
                                              John W. Menke, Vice President